CONSULTING AGREEMENT

Effective May 14, 2008, Larry J. Hamlin ("Consultant") and Organic To Go, Inc., a Delaware corporation ("Company") agree as follows:

1. Services and Payment. Consultant shall undertake and complete the services (as described on Exhibit A) in accordance with and on the schedule specified on Exhibit A (the “Services”). As the only consideration due Consultant regarding the subject matter of this Agreement, Company will pay Consultant in accordance with Exhibit A.

2. Ownership; Rights; Proprietary Information; Publicity.

a. Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by Consultant in connection with Services or any Proprietary Information (as defined below) (collectively, "Inventions") and Consultant will promptly disclose and provide all Inventions to Company. All Inventions are work made for hire to the extent allowed by law and, in addition, Consultant hereby makes all assignments necessary to accomplish the foregoing ownership. Consultant shall assist Company, at Company's expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned. Consultant hereby irrevocably designates and appoints Company as her agent and attorney-in-fact, coupled with an interest, to act for and on Consultant's behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant.

b. All Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) that Consultant learns, develops or obtains in connection with the Services or that are received by or for Company in confidence, constitute "Proprietary Information”. Consultant shall hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information. However, Consultant shall not be obligated under this paragraph with respect to information that Consultant can document is or becomes readily publicly available without restriction through no fault of Consultant. Upon termination and as otherwise requested by Company, Consultant shall promptly return to Company all items and copies containing or embodying Proprietary Information, except that Consultant may keep her personal copies of her compensation records and this Agreement. Consultant has no expectation of privacy with respect to Company's telecommunications, networking or information processing systems (including, without limitation, stored computer files, e-mail messages and voice messages) and Consultant's activity, and any files or messages, on or using any of those systems may be monitored at any time without notice; provided that Consultant has an expectation of privacy with respect to his networking or information processing systems (including, without limitation, computer(s) which he owns, stored computer files and e-mail messages) and Consultant's activity, and any files or messages, on or using any of those systems may not be monitored or viewed by Company at any time.

c. As additional protection for Proprietary Information, during the period that Consultant provides the Services and for one (1) year thereafter, Consultant will not (i) encourage or solicit any employee or consultant of Company to leave Company for any reason, provided however, that Consultant may hire Carly Sickles and Craig Phillips upon termination of this Agreement, (ii) engage in any activity that is in any way competitive with the proposed business of Company or (iii) assist any other person or organization in competing or in preparing to compete with the proposed business of Company. Without limiting the foregoing, Consultant may perform services for any person, provided that (i) such person is not a restaurant or cafe within a two (2) block radius of a location of a business owned by Company as of the date of this Agreement or a business purchased under the Agreement of Purchase and Sale of Assets among FPO, Inc., a Washington corporation doing business as “Mel’s Market,” “Mel’s Delivery,” “Joelle’s,” “Soups du Jour” and “Simon’s,” Larry J. Hamlin, Company and Organic to Go Food Corporation, a Delaware corporation, dated as of May 14, 2008, (ii) such person does not provide catering or food delivery in King County, Washington and (iii) such services do not represent a conflict of interest or a breach of Consultant’s obligation under this Agreement or otherwise.

d. To the extent allowed by law, Section 2(a) and any license to Company hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights," "artist's rights," "droit moral," or the like. Furthermore, Consultant agrees that notwithstanding any rights of publicity, privacy or otherwise (whether or not statutory) anywhere in the world and without any further compensation Company may and is hereby authorized to use Consultant's name in connection with promotion of its business, products and services.

e. If any part of the Services or Inventions is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating any other technology or intellectual property rights owned or licensed by Consultant and not assigned hereunder, Consultant hereby grants Company and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of Company's exercise or exploitation of the Services, Inventions, other work performed hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

3. Warranty. Consultant warrants that: (a) the Services will be performed in a professional and workmanlike manner and that none of such Services or any part of this Agreement is or will be inconsistent with any obligation Consultant may have to others; (b) all work under this Agreement shall be Consultant's original work and none of the Services or Inventions nor any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, Consultant); and (c) Consultant has the full right to provide the Company with the assignments and rights provided for herein.

4. Termination.

a. This Agreement shall terminate automatically on May 14, 2009.

b. If either party materially breaches a material provision of this Agreement, the other party may terminate this Agreement upon not less than ten (10) days' notice, unless the breach is cured within the notice period.

c. Company may terminate this Agreement at any time, with or without Cause (as defined below) upon not less than thirty (30) days' notice, but, if (and only if): (i) such termination is without Cause and (ii) Consultant signs a written release of all claims against Company arising from Consultant’s Services under this Agreement and the termination of this Agreement, then Company shall continue to pay Consultant or his personal representative the monthly fee for the Services until May 14, 2009.

d. Company may terminate this Agreement due to Consultant’s death or a period of disability for ninety (90) days during the term of this Agreement.

e. For purposes of this Agreement, “Cause” shall mean:

(i) An unauthorized use or disclosure by Consultant of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to Company;

(ii) Consultant’s theft of Company assets; or

(iii) Consultant’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof which causes material harm to Company.

This, however, shall not be an exclusive list of all acts or omissions that Company may consider as grounds for termination for Cause.

f. Sections 2 through 8 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration. Company may communicate the obligations contained in this Agreement to any other (or potential) client or employer of Consultant.

5. Relationship of the Parties; Independent Contractor; No Employee Benefits. Notwithstanding any other provision hereof to the contrary, Consultant is an independent contractor and is not an employee, agent, partner or joint venturer of Company and shall not bind or attempt to bind Company to any contract. Consultant shall accept any reasonable directions issued by Company pertaining to the goals to be attained and the results to be achieved by Consultant, but Consultant shall be solely responsible for the manner and hours in which the Services are performed under this Agreement. Consultant shall not be eligible to participate in any of Company’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs. Company shall not provide workers’ compensation, disability insurance, Social Security or unemployment compensation coverage or any other statutory benefit to Consultant. Consultant shall comply at Consultant’s expense with all applicable provisions of workers’ compensation laws, unemployment compensation laws, federal Social Security law, the Fair Labor Standards Act, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers or independent contractors. Consultant shall indemnify Company from any and all claims, damages, liability, settlement, attorneys’ fees and expenses, as incurred, on account of the foregoing or any breach of this Agreement or any other action or inaction of Consultant.

6. Assignment. This Agreement and the Services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer, or subcontract any obligations under this Agreement without the written consent of Company. Any attempt to do so shall be void. Company may assign its rights and obligations under this Agreement in whole or in part.

7. Notice. All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered, or three days after being sent by prepaid certified or registered U.S. mail to the address of the party to be noticed as set forth herein or such other address as such party last provided to the other by written notice.

8. Miscellaneous. Any breach of Section 2 or 3 of this Agreement will cause irreparable harm to Company for which damages would not be an adequate remedy, and, therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. The failure of either party to enforce her or its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. This Agreement constitutes the entire agreement between the parties pertaining to its subject matter, and supersedes all prior and contemporaneous agreements, representations and understandings of the parties with respect to such subject matter. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. If any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington without regard to the conflicts of laws provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys fees. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement.

9. Arbitration. Any controversy or claim (except those regarding Inventions, Proprietary Information or intellectual property) arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, provided however, that each party will have a right to seek injunctive or other equitable relief in a court of law. The prevailing party will be entitled to receive from the nonprevailing party all costs, damages and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with that action or proceeding, whether or not the controversy is reduced to judgment or award. The prevailing party will be that party who may be fairly said by the arbitrator(s) to have prevailed on the major disputed issues. Consultant hereby consents to the arbitration in the State of Washington in the county of King.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

ORGANIC TO GO, INC.
a Delaware corporation

/s/ Larry J. Hamlin	By:	/s/ Jason Brown
LARRY J. HAMLIN		Jason Brown, Chief Executive Officer

Address:	The Hamlin Group 1001 4th Avenue, Suite 50 Seattle, WA 98154	Address:	3317 3rd Avenue S, Suite A Seattle, WA 98134

EXHIBIT A
TO
CONSULTING AGREEMENT

SERVICES

Consultant shall spend forty (40) hours per month during the four-month period commencing the date of this Agreement and twenty (20) hours per month during the subsequent eight-month period. Consultant shall be permitted to take up to four (4) weeks of vacation during the term of this Agreement, provided that (i) such vacation is scheduled in advance at times which do not interfere with Company’s operations, (ii) no vacation is taken during the ninety (90) day period commencing the date of this Agreement and (iii) not more than ten (10) consecutive business days of vacation are taken at any one time.

CONSULTING FEE

$8,333.33 per month paid in arrears on the 1st day of each calendar month, prorated for any partial calendar month. The consulting fee shall continue to be payable during the term of this Agreement regardless of Consultant’s death or disability.

EXPENSES

Subject to the limitation provided below, Company shall reimburse Consultant for all reasonable expenses incurred by Consultant (including travel related expenses, and overtime if any) in performing the services in the same manner and to the same extent that Company reimburses or pays such expenses and overtime if any incurred by its senior management employees in accordance with its own policies and procedures. Advance written approval is required for any expense greater than One Hundred Dollars ($100).